CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	For the Nine Months Ended September 30	Year ended December 31,
	2010	2009	2008	2007	2006	2005
Earnings:
Net income (loss)	$(4,327)	$(13,967)	$(23,164)	$(2,505)	$7,249	$5,130
Interest expense	64,041	90,270	98,217	96,419	62,350	31,064
Less: Interest capitalized during the period Note (A)	–	–	–	–	–	(1,589)
Portion of rental expense representing interest	112	182	216	248	140	39
Total earnings	$59,826	$76,485	$76,377	$94,162	$69,739	$34,644

Fixed Charges:
Interest expense	$64,041	$90,270	$98,217	$96,419	$62,350	$31,064
Interest capitalized during the period	–	–	–	–	–	1,589
Portion of rental expense representing interest	112	182	216	248	140	39
Total	$64,153	$90,452	$98,138	$96,667	$62,490	$32,692

Ratio of Earnings to Fixed Charges	0.93	0.85	0.78	0.97	1.12	1.06

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	For the Nine Months Ended September 30	Year ended December 31,
	2010	2009	2008	2007	2006	2005
Earnings:
Net income (loss)	$(4,327)	$(13,967)	$(23,164)	$(2,505)	$7,249	$5,130
Interest expense	64,041	90,270	98,217	96,419	62,350	31,064
Less: Interest capitalized during the period Note (A)		–	–	–	–	(1,589)
Portion of rental expense representing interest	112	182	216	248	140	39
Total earnings	$59,826	$76,485	$76,377	$94,162	$69,739	$34,644

Combined Fixed Charges and Preference Dividends:
Interest expense	$64,041	$90,270	$98,217	$96,419	$62,350	$31,064
Interest capitalized during the period	–	–	–	–	–	1,589
Portion of rental expense representing interest	112	182	216	248	140	39
Preferred Stock Dividends	3,992	2,844	2,844	2,844	2,844	561
Total	$68,145	$93,296	$100,982	$99,511	$65,333	$33,253

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.88	0.82	0.76	0.95	1.07	1.04

Note (A)  Interest capitalized during the period is deducted because fixed charges includes all interest, whether capitalized or expensed.
Only fixed charges that were deducted from income should be added back in the earnings computation.